Exhibit 99.1

Revolve Group Announces Third Quarter 2022 Financial Results

Los Angeles, CA – November 2, 2022 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the third quarter ended September 30, 2022.

“We delivered another profitable quarter with double-digit growth in net sales in the third quarter of 2022, despite the increasingly challenged macro environment,” said co-founder and co-CEO Mike Karanikolas. “Furthermore, we generated meaningful growth in cash flow year-over-year, further bolstering our already strong balance sheet.”

“With our profitable business model and strong balance sheet, we are excited about our continued investments in our brand and technology that we believe will enable us to further capture market share in pursuit of our very large global market opportunity,” said co-founder and co-CEO Michael Mente.

Third Quarter 2022 Financial Summary

	Three Months Ended September 30,
	2022	2021	YoY Change
	(in thousands, except percentages)
Net sales	$268,711	$244,064	10%
Gross profit	$142,382	$134,476	6%
Gross margin	53.0%	55.1%
Net income	$11,988	$16,668	(28%)
Adjusted EBITDA (non-GAAP financial measure)	$17,676	$21,666	(18%)
Net cash provided by operating activities	$10,006	$1,855	439%
Free cash flow (non-GAAP financial measure)	$8,618	$1,340	543%

Operational Metrics

	Three Months Ended September 30,
	2022	2021	YoY Change
	(in thousands, except average order value and percentages)
Active customers (trailing 12 months)	2,249	1,678	34%
Total orders placed	1,951	1,830	7%
Average order value	$320	$276	16%

Additional Third Quarter 2022 Metrics and Results Commentary

•
Active customers increased by 84,000 during the third quarter of 2022, growing to 2,249,000 as of September 30, 2022, an increase of 34% year-over-year.
•
Total net sales were $268.7 million, an increase of 10% year-over-year.
•
Gross profit was $142.4 million, an increase of 6% year-over-year.
•
Gross margin was 53.0%, a decrease of 211 basis points year-over-year that primarily reflects a lower mix of net sales at full price in the third quarter of 2022.
•
Our effective tax rate for the prior-year comparable period in the third quarter of 2021 was an unusually low 14%, primarily due to excess tax benefits realized as a result of the exercise of non-qualified stock options. Absent such discrete tax items in future quarters, we expect our effective tax rate to be around 25%.
•
Net income was $12.0 million, a year-over-year decrease of 28%, a comparison that was impacted by the meaningful differences in our effective tax rate, the lower gross margin referenced above and an increase in operating expenses that slightly outpaced sales growth year-over-year.
•
Adjusted EBITDA was $17.7 million, a year-over-year decrease of 18%.
•
Diluted earnings per share (EPS) was $0.16, a year-over-year decrease of 27%.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $222.1 million, an increase of 9% year-over-year.
•
FWRD segment net sales were $46.6 million, an increase of 17% year-over-year.
•
Domestic net sales increased 10% year-over-year and international net sales increased 12% year-over-year.

Cash Flow and Balance Sheet

•
Net cash provided by operating activities was $10.0 million for the third quarter and $34.5 million for the nine-month year-to-date period. Free cash flow was $8.6 million for the third quarter and $30.5 million for the nine-month year-to-date period. Net cash provided by operating activities and free cash flow increased significantly year-over-year in the third quarter of 2022, but trailed the prior-year comparison for the nine-month year-to-date period ended September 30, 2021, primarily due to lower net income year-over-year and our increased investment in inventory in 2022 (especially in the first half of 2022).
•
Cash and cash equivalents as of September 30, 2022 grew to $244.0 million, an increase of $22.4 million, or 10%, from September 30, 2021, and an increase of $6.2 million, or 3%, from June 30, 2022. Our balance sheet as of September 30, 2022 remains debt free.
•
Inventory as of September 30, 2022 was $213.3 million, an increase of $4.8 million, or 2%, from June 30, 2022, and an increase of $71.6 million year-over-year, or 50%, from the inventory balance of $141.8 million as of September 30, 2021. We have taken swift action to balance our inventory levels given the moderation of consumer discretionary spending in the current economic climate.

Additional trend information regarding Revolve Group's third quarter of 2022 financial results and operating metrics is available in the Q3 2022 Financial Highlights presentation available on the company's investor relations website: https://investors.revolve.com/events-and-presentations/default.aspx

Results Since the End of the Third Quarter of 2022

Net sales in October 2022 increased approximately 3% year-over-year amidst an increasingly uncertain macroenvironment highlighted by meaningful inflationary pressures and foreign exchange headwinds due to significant appreciation of the U.S. dollar against foreign currencies in recent months, and against a more elevated prior-year comparison than we faced in the first nine months of 2022.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (888) 330-2454 within the United States or (240) 789-2714 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 3102771. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 770-2030 within the United States or (647) 362-9199 outside the United States. The replay conference ID is 3102771.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our ability to capture market share and our expected future effective tax rate. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to economic conditions and their impact on consumer demand and our business, operating results and financial condition; the impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; supply chain challenges; inflation; Russia’s war against Ukraine; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended September 30, 2022, which we expect to file with the SEC on November 2, 2022. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other (income) expense, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast, yet curated, offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Meghan Murray-Merriman

meghan.murraymerriman@revolve.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$268,711	$244,064	$842,263	$651,585
Cost of sales	126,329	109,588	383,228	293,226
Gross profit	142,382	134,476	459,035	358,359
Operating expenses:
Fulfillment	8,072	5,776	23,272	15,452
Selling and distribution	46,477	38,354	145,030	95,470
Marketing	44,584	46,955	141,755	108,054
General and administrative	28,498	24,180	86,497	66,028
Total operating expenses	127,631	115,265	396,554	285,004
Income from operations	14,751	19,211	62,481	73,355
Other (income) expense, net	(1,440)	(158)	(3,769)	339
Income before income taxes	16,191	19,369	66,250	73,016
Provision for income taxes	4,203	2,701	15,421	2,558
Net income	$11,988	$16,668	$50,829	$70,458
Earnings per share of Class A and Class B common stock:
Basic	$0.16	$0.23	$0.69	$0.97
Diluted	$0.16	$0.22	$0.68	$0.95
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	73,328	72,810	73,302	72,330
Diluted	74,354	74,881	74,598	74,449

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$244,046	$218,455
Accounts receivable, net	6,720	4,639
Inventory	213,328	171,259
Income taxes receivable	4,133	3,375
Prepaid expenses and other current assets	59,103	42,114
Total current assets	527,330	439,842
Property and equipment (net of accumulated depreciation of $12,771 and $9,347 as of September 30, 2022 and December 31, 2021, respectively)	9,158	8,946
Right-of-use lease assets	24,646	6,566
Intangible assets, net	1,385	1,212
Goodwill	2,042	2,042
Other assets	3,095	2,746
Deferred income taxes	19,059	19,059
Total assets	$586,715	$480,413
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$53,189	$54,345
Income taxes payable	439	—
Accrued expenses	44,491	33,899
Returns reserve	72,311	49,296
Current lease liabilities	5,769	3,766
Other current liabilities	23,140	18,916
Total current liabilities	199,339	160,222
Non-current lease liabilities	20,079	3,177
Total liabilities	219,418	163,399
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 40,736,255 and 40,276,417 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	41	40
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 32,597,119 and 32,956,904 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	33	33
Additional paid-in capital	108,495	103,590
Retained earnings	258,728	213,351
Total stockholders' equity	367,297	317,014
Total liabilities and stockholders’ equity	$586,715	$480,413

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net income	$50,829	$70,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,519	3,390
Equity-based compensation	4,410	3,664
Changes in operating assets and liabilities:
Accounts receivable	(2,081)	(2,094)
Inventories	(42,069)	(46,496)
Income taxes receivable	(758)	246
Prepaid expenses and other current assets	(16,989)	(19,021)
Other assets	(349)	(2,260)
Accounts payable	(1,156)	15,576
Income taxes payable	439	800
Accrued expenses	10,592	13,005
Returns reserve	23,015	25,240
Right-of-use lease assets and current and non-current lease liabilities	825	(472)
Other current liabilities	4,224	6,375
Net cash provided by operating activities	34,451	68,411
Investing activities:
Purchases of property and equipment	(3,904)	(1,768)
Net cash used in investing activities	(3,904)	(1,768)
Financing activities:
Proceeds from the exercise of stock options, net	496	9,448
Net cash provided by financing activities	496	9,448
Effect of exchange rate changes on cash and cash equivalents	(5,452)	(499)
Net increase in cash and cash equivalents	25,591	75,592
Cash and cash equivalents, beginning of period	218,455	146,013
Cash and cash equivalents, end of period	$244,046	$221,605
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$15,909	$1,511
Operating leases	$4,033	$4,029
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$21,938	$1,440

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Net sales	2022	2021	2022	2021
REVOLVE	$222,069	$204,207	$704,538	$545,155
FWRD	46,642	39,857	137,725	106,430
Total	$268,711	$244,064	$842,263	$651,585

Gross profit
REVOLVE	$123,622	$115,098	$398,140	$306,842
FWRD	18,760	19,378	60,895	51,517
Total	$142,382	$134,476	$459,035	$358,359

The following table lists net sales by geographic area (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
United States	$217,591	$198,506	$696,375	$527,171
Rest of the world	51,120	45,558	145,888	124,414
Total	$268,711	$244,064	$842,263	$651,585

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except average order value and percentages)
Gross margin	53.0%	55.1%	54.5%	55.0%
Adjusted EBITDA	$17,676	$21,666	$76,097	$80,409
Free cash flow	$8,618	$1,340	$30,547	$66,643
Active customers	2,249	1,678	2,249	1,678
Total orders placed	1,951	1,830	6,350	4,881
Average order value	$320	$276	$303	$263

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three and nine months ended September 30, 2022 and 2021 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net income	$11,988	$16,668	$50,829	$70,458
Excluding:
Other (income) expense, net	(1,440)	(158)	(3,769)	339
Provision for income taxes	4,203	2,701	15,421	2,558
Depreciation and amortization	1,214	1,119	3,519	3,390
Equity-based compensation	1,524	1,336	4,410	3,664
Non-routine items(1)	187	—	5,687	—
Adjusted EBITDA	$17,676	$21,666	$76,097	$80,409

(1)	Non-routine items in the three and nine months ended September 30, 2022 relate to an accrual for a pending legal matter.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and nine months ended September 30, 2022 and 2021 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net cash provided by operating activities	$10,006	$1,855	$34,451	$68,411
Purchases of property and equipment	(1,388)	$(515)	(3,904)	(1,768)
Free cash flow	$8,618	$1,340	$30,547	$66,643
Net cash used in investing activities	$(1,388)	$(515)	$(3,904)	$(1,768)
Net cash provided by financing activities	$128	$1,231	$496	$9,448